                                                                     EXHIBIT 1

                                1993 AGREEMENT


     Agreement, dated as of April 3, 1993, between BFS Bankorp, Inc., a Delaware Corporation having its principal executive offices at 110 William Street, New York, New York (the "Company"), and Fredric H. Gould, Gould Investors L.P., and other persons and entities affiliated with such persons, under their direct or indirect control, or acting on their behalf or in concert with them (collectively referred to as the "Gould").

     For purposes of this Agreement, the term "Voting Securities" shall mean the Company's common stock, par value $.01 per share, and any other securities of the Company generally entitled to vote for the election of Directors.

     In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

     1.   AMENDMENT OF CERTIFICATE OF INCORPORATION
          -----------------------------------------

     (a) The Company shall convene a special meeting of its holders of Common Stock ("Special Meeting") for the purpose of considering and voting upon an amendment (the "Amendment") to the Company's Certificate of Incorporation ("Certificate") to delete Section C of Article FOURTH and to eliminate all references throughout the Certificate to the "Limit" or to Section C of Article FOURTH. Such Amendment shall be proposed by the Board of Directors of the Company (the "Board") and shall be recommended for approval by the Board to the Company's stockholders.

     (b)  The Special Meeting shall be held on or before August 31, 1993.

     (c) The members of the Boards of Directors of the Company and Bankers Federal Savings Bank FSB ("Bankers Federal") whose names appear on the signature page of this Agreement, individually agree to vote shares of Common Stock of the Company as to which they have voting power, in favor of the Amendment.

     (d) The expenses incurred by the Company in connection with the Special Meeting, including but not limited to legal fees, and printing and mailing costs, shall be shared equally by the Company and Gould.

     2.   ISSUANCE OF DEBENTURES BY COMPANY; PURCHASE OF DEBENTURES BY GOULD
          ------------------------------------------------------------------
L.P.
----

     (a) Upon execution of this Agreement, Gould shall purchase for cash in the amount of $1,650,000 (in the form of a certified check or by wire transfer of immediately available funds), and the Company shall issue to Gould, $1,650,000 principal amount of Adjustable Rate, Nonconvertible Debenture, due April 3, 1996 (the "Debenture"), upon such terms and conditions and in substantially similar form as set forth in the Form of Adjustable Rate Nonconvertible Debenture attached to this Agreement as Exhibit A.

     (b) Upon receipt of all requisite regulatory approvals from the Office of Thrift Supervision ("OTS"), Gould shall purchase for cash in the aggregate amount of $1,650,000 (in the form of a certified check or by wire transfer of immediately available funds), and the Company shall issue to Gould, 150,000 shares of Common Stock of the Company (the "Common Stock"). The 150,000 shares of Common Stock to be sold to Gould in accordance with this Paragraph 2(b) are hereinafter referred to as the "Shares."

     (c) In the event that stockholders of the Company fail to approve the Amendment on or before August 31, 1993, the Company shall, within thirty days of August 31, 1993, determine to either (i) prepay the entire principal amount of the Debenture, including accrued interest thereon, or (ii) in lieu of (i) above, and at the sole discretion of the Company and provided that OTS approval of the Application (as hereinafter defined), allow Gould to convert the principal amount of the Debenture into Common Stock at a conversion price of $11.00 per share. Gould shall be notified in writing of the Company's election as to (i) or (ii) above by September 30, 1993. The Debenture shall be repaid by the Company, or converted by Gould, within sixty (60) days of the written notice provided by the Company as to its election.

     (d) Gould hereby acknowledges that: (i) the Debenture and Shares are being issued by the Company to Gould for its own account and not with a view to, or for sale in connection with, any distribution of the Shares, Debenture or the Common Stock obtainable upon the conversion of the Debenture; and (ii) the issuance and sale of the Debenture and Shares to Gould is being made in reliance upon the exemption from the registration requirements of the Securities Act of 1933 (the "Securities Act") contained in Section 4(2) thereof and Regulation D of the SEC's rules and regulations promulgated thereunder, and in accordance with comparable exemptions from registration found in State securities or "Blue Sky" laws. Accordingly, the Shares and the

Debenture (including any Common Stock obtained as a result of the conversion of any Debenture) may not be sold, transferred or otherwise disposed of for value unless the securities are subsequently registered under the Securities Act or such state laws, or unless an exemption from such registration is available.

     3.   TWO YEAR AGREEMENTS AS TO VOTING SECURITIES.
          -------------------------------------------

     (a) For a period beginning on the date hereof and ending on April 3, 1995, neither Gould nor any person or entity affiliated with Gould, shall, without the prior approval of the Company's Board of Directors specifically expressed in a resolution adopted by a majority of the Directors of the Company who are not designated by Gould:

          (1) acquire, directly or indirectly, by purchase or otherwise, any Voting Securities, if after such acquisition Gould would hold or own, beneficially or of record, in the aggregate more than 50.00% of the Voting Securities outstanding; provided that ownership in excess of 50.00% resulting from the Company's purchase of its own shares shall not be a violation of the provisions of this paragraph as long as Gould has not subsequently purchased additional shares after such repurchase by the Company of its own shares; and provided further, that for purposes of this
     Section 3(a)(1), the calculation of the percentage of outstanding Voting Securities owned or held by Gould (beneficially or of record) shall be satisfied under the following method:

               (i) Voting Securities obtainable by Gould upon conversion of the Debenture (if Paragraph 2(c)(ii) is applicable) or upon exercise of options granted under any option plan or arrangement approved by the Board of Directors of the Company, and the Shares, shall not be deemed to be owned or held by Gould or to be outstanding, and shares obtainable pursuant to the exercise of options or warrants issued by the Company to persons other than Gould, as well as the Shares, shall not be deemed to be outstanding;

          (2) solicit proxies with respect to Voting Securities under any circumstances; or become a "participant," in any "election contest" relating to the election of directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act")); provided, however, that Gould shall not be deemed to be a "participant" by reason of the voting of its Voting Securities or by reason of any membership of its representative or employees on the Company's Board of Directors;

          (3)  deposit any Voting Securities in a voting trust; or

          (4) directly or indirectly sell, transfer, pledge or otherwise dispose of or encumber any Voting Securities except:

               (i) monthly sales of Voting Securities that do not-exceed 1% of the Voting Securities outstanding, or sales of Voting Securities made in accordance with the volume limitation of Rule 144(e) of the General Rules and Regulations under the Securities Act, as in effect on the date hereof, whichever is greater;

               (ii) to the Company or to any person, corporation, entity or group approved by the Company;

               (iii) to any other entity or corporation which is an affiliate of Gould and which agrees to be bound by this Agreement to the same extent as Gould; or

               (iv) pursuant to a bona fide pledge of, or the granting of a security interest in,'Voting Securities Provided that such pledgee or secured party acknowledges in writing that it is bound by the provisions of this Agreement; or

               (v) sales made pursuant to a tender offer, or merger, recommended by the Board.

          (5) Except as provided in 3(c) below, not join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of, or tendering for or requesting tenders for, Voting Securities, or otherwise become a "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (in each case other than solely as contemplated by this Agreement).

          (6) Propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company, as described in Rule 14a-8 promulgated pursuant to the Exchange Act, or as described in the Bylaws of the Company for the submission of proposals of stockholders.

     (b) Gould shall take such action as may be required so that all Voting Securities owned or held by them are voted, on all matters to be voted on by the holders of Voting Securities that pertain to compensation plans proposed by the Board for shareholder approval, either (i) in the same proportion as the votes cast by other holders of Voting Securities or (ii) as recommended by the Board to shareholders of the Company.

     (c) For a period beginning on the date hereof and ending on April 3, 1995, Gould shall not, directly or indirectly, offer to acquire, whether such offer is written or oral, public or made solely to the Board, any Voting Securities, other than in accordance with Section 3(a)(1) above, unless Gould is requested
                                                      ------
in writing by the Board to make an offer, or unless the Board has agreed to
                                             ------
accept an offer from a third party to acquire all or substantially all of the Company's Common Stock and Gould is not otherwise required to vote pursuant to
Section 5(a) of this Agreement; provided further, that nothing herein shall be interpreted as prohibiting Gould from informally seeking the Board's receptivity to receiving from Gould, and thereby requesting Gould to make, an offer (informally shall mean nonwritten and in a manner that would not require public disclosure, and will not be publicly disclosed, by Gould)

     (d) The Company agrees to support in writing an application ("Application") to be made to the OTS by Gould and/or such other person affiliated with Gould and approved by the Company (the "Applicant"), which Application will request OTS permission and approval, pursuant to Part 574 of the Regulations of the OTS, 12 C.F.R. Part 574 for the Applicant to acquire "Control" of the Company and Bankers Federal, and the Company agrees to support, if requested, additional regulatory filings required to be made by the Applicant in order to acquire "control" of the Company and Bankers Federal. The Company further agrees to cause its wholly-owned subsidiary, Bankers Federal Savings FSB ("Bankers Feder al"), to support the Application and, if requested, any other regulatory filings required to be made by the Applicant to acquire control of the Company and Bankers Federal. The Company also agrees to support in writing, and to cause Bankers Federal to support in writing, any application required to be made on behalf of Gould to the OTS in order to enable a designee of Gould, in accordance with the provisions of this Agreement, to become a director of the Company and/or Bankers Federal (the "Directors Application"). The Company shall, and shall cause Bankers Federal to, promptly file any and all additional documents which may be requested or required by the OTS in connection with the Application and the Directors Application. The Company further agrees to support in writing any application to be filed with the OTS by the Applicant, after April 3, 1995, to acquire additional Voting Securities. The obligation of the Company to support the Applications to be made to the OTS shall not otherwise operate to restrict the Board in connection with any acquisition of additional Voting Securities, or proposed acquisition, by Gould.

     (e) Subject to the provisions of paragraph 5 of this Agreement, after April 3, 1995, Gould can acquire Voting Securities in open market transactions, privately negotiated transactions, by means of a tender offer, or otherwise, subject to any required OTS approval.

     (f) Gould hereby consents to the issuance by the Company of the joint press release by the Company and Gould in substantially similar form as Exhibit C attached hereto, and Gould agrees to make no further public statement or announcement unless otherwise required by law, which in any event will not be contradictory to the press release attached as Exhibit C.

4.   AGREEMENTS AS TO THE BOARDS OF DIRECTORS
     ----------------------------------------

     (a) Upon execution of this Agreement and the issuance by the Company and the purchase by Gould of the Debenture, Gould may propose a person for election and appointment to the Board of Directors of Bankers Federal, subject to the approval of the Board of Directors of Bankers Federal, which approval shall not be unreasonably withheld. Following the receipt of any required OTS approval, the Board of Directors of Bankers Federal shall appoint such person to the Bankers Federal Board of Directors, and the Company, as the sole stockholder of the Bankers Federal, shall take such action as necessary to effectuate such appointment. Such person shall be elected to a class of directors whose term expires at the annual meeting of stockholders of Bankers Federal to be held after fiscal year ending September 30, 1995, and such person shall be renominated for election to the Bankers Federal's Board for such additional terms as shall be coincident with the term of this Agreement.

     (b) During the period from April 3, 1993 to April 3, 1995, the Board of Directors of the Company will not appoint an addi-tional director to the Board (other than to fill a vacancy as provided below) without the prior written approval of Gould, provided that the Company may appoint one additional director to the Board who is at the time of such appointment an executive officer or director of Bankers Federal, without the prior approval of Gould.

     (c) On or after April 3, 1993 and until the termination of this Agreement, the Board of Directors may determine to increase the number of persons constituting the entire Board and support and elect an additional director (inclusive of the addition of a director in accordance with provisions of 4(b) above, but excluding any director designated by Gould), subject to the approval of Gould, which approval will not be unreasonably withheld, and provided that for each additional person appointed or elected by the Board, there is one person designated by Gould, subject to the approval of the Board, which approval shall not be unreasonably withheld, who shall be appointed and elected to the Board.

     (d) After April 3, 1995, if Gould has not previously designated a person who has been appointed and elected to the Board in accordance with (c) above, Gould may propose a person for appointment and election to the Board, subject to the approval of the Board, which approval will not be unreasonably withheld, and subject to any required OTS (or other regulatory) approval.

     (e) Beginning on the date hereof and ending on April 3, 1999, any vacancies occurring in the Board of Directors of Bankers Federal or the Company, including any vacancy in the directorship now being held by Frederic H. Gould, shall be filled in the following manner;

          (i) if the vacancy occurs as a result of the departure of Fredric H. Gould, or a designee of Gould, then Gould may propose a person to fill the vacancy, subject to the approval of the Board of Directors of the Company or Bankers Federal, as the case may be, which approval shall not be unreasonably withheld;

          (ii) if the vacancy occurs as a result of the departure of a director who is not a designee of Gould, then the vacancy shall be filled by a person determined by a vote of a majority of the Board of Directors of the Company or Bankers Federal, as the case may be, other than Fredric Gould and persons who are designees of Gould, subject to the approval of the respective

     Board of Directors, which approval will not be unreasonably withheld;

          (iii) all shares of Common Stock of Bankers Federal or the Company, as the case may be, beneficially owned by each of the Company, directors of the Company and/or Bankers Federal, and Gould, shall be voted in favor of the persons nominated to the Board of Directors of the Company and/or Bankers Federal in accordance with this Section 4.

     (f) The effectiveness of paragraphs 4(b), (c), (d) and (e) shall be suspended at any time that the number of shares of Common Stock owned or held by Gould, beneficially or of record, shall constitute less than: 24.9% of the Common Stock then outstanding, as determined in accordance with Section 3(a)(1)(i), during the period commencing on the date of this Agreement and ending April 3, 1994; 35% of the Common Stock outstanding,.as determined in accordance with Section 3(a)(1)(i), during the period commencing April 3, 1994 and ending on April 3, 1995; and 40% of the Common Stock outstanding, determined in accordance with Section 3(a)(1)(i), during the period commencing April 3, 1995 until April 3, 1999.

5.   ADDITIONAL RESTRICTIONS AND OTHER PROVISIONS
     --------------------------------------------

     (a) For a period beginning on the date of this Agreement and ending April 3, 1999, Gould agrees to vote all Voting Securities owned or held by Gould, beneficially or of record, in favor of any "merger agreement" approved by a majority of the Board, and which agreement a majority of the Board determines to, and does, recommend to shareholders, provided that: (i) if Gould beneficially owns 75% or more of the Common Stock (including shares Gould has offered or is offering to acquire), (x) the merger agreement offers shareholders a per share consideration, the value of which is in excess of the per share consideration that Gould has offered (at the time of approval by the Board of a proposal as to a merger agreement) in writing to the Board to be provided to the shareholders, and (y) Gould shall have been given substantially the same opportunity to submit an offer as the other party that submitted the offer as to a merger agreement to the Board that was approved by the Board; or (ii) if Gould beneficially owns less than 75% of the Common Stock (including shares Gould has offered or is offering to acquire), the merger agreement offers shareholders a per share consideration, the value of which is, in an "open bidding" process, in excess of the per share consideration that Gould has offered in writing to the

Board to be provided to the shareholders. In interpreting and applying the foregoing, it is contemplated that the circumstances set forth in (ii) above would involve an "open bidding process," in accordance with appropriate procedures adopted by the Board, whereby Gould would be obligated to vote in favor of a "merger agreement" in accordance with this Section 5 only if his last offer does not provide shareholders with a per share consideration in excess of the offer accepted by the Board.

     (b) In determining the per share value to shareholders of any proposed merger transaction for purposes of 5(a) above, the Board is entitled to rely on the advice of its investment advisors, who may take into account all terms and conditions of any offer, including, without limitation, the form of consideration to be paid (e.g., cash or stock, common stock or preferred stock, or debentures); provided that, in order for paragraph (a) above to be effective as to Gould, as to non-cash consideration included in any offer: any equity security offered as part of the consideration to be paid shareholders shall be listed or quoted on the New York Stock Exchange, American Stock Exchange or NASDAQ National Market System; and any debt security offered as part of the consideration to be paid to shareholders is rated, or will be rated, in one of the four highest rating categories by at least one nationally recognized statistical rating organization (as defined under the Exchange Act).

     (c) If in accordance with 5 (a) above, Gould is required to vote their Voting Securities in favor of a merger agreement approved by the Board, Gould shall not publicly offer to acquire Voting Securities, or request tenders of Voting Securities or tender any Voting Securities other than in accordance with such merger agreement.

     (d) Other than as provided in this Agreement, the Company will not issue additional equity securities (other than pursuant to options outstanding on the date hereof or that may be issued pursuant to options granted under employee or outside director option plans adopted and approved by the Board and the Company's shareholders) or additional debt securities unless Gould is given the opportunity, in connection with such issuances, to purchase such securities on a pro rata basis relative to his percentage of beneficial ownership of Common Stock (such right to purchase shall be on such terms, including pricing, as to be offered by the Company to any other party or parties).

6.   TERM OF AGREEMENT
     -----------------

     Unless otherwise provided in this Agreement, this Agreement shall terminate on April 3, 1999, provided that notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate at the earlier of either of the following events: such time as any party (including Gould) shall acquire beneficial ownership of more than 90% of the Common Stock then outstanding; a repayment of the Debenture pursuant to Section 2(c) due to the fact that a majority of the shares entitled to vote at the Special Meeting did not vote to approve the Amendment.

7.   STOCK CERTIFICATE
     -----------------

     (a) Gould agrees to the placement on the certificate(s) representing any Voting Securities owned by Gould of the following legend:

          "The shares represented by this certificate or any certificate issued in exchange therefor are subject to certain restrictions on transfer as provided in an Agreement dated April 3, 1993 between the holder hereof and BFS Bankorp, Inc."

     (b) The Company may enter a stop transfer order with the transfer agent or agents for any Voting Securities owned by Gould now or in the future and subject to the provisions of this Agreement, restricting the transfer of such Voting Securities except in compliance with the requirements of this Agreement.

     (c) The Company agrees that it will promptly cause the removal of such legend and the withdrawal of such stop transfer order with respect to all or the affected portion of the Voting Securities upon (i) any sale or other disposition of Voting Securities in compliance with the provisions of this Agreement or (ii) the termination of this Agreement.

8.   MISCELLANEOUS
     -------------

     (a) The Company and Gould each acknowledges and agrees that it would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the other party in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

     (b) The Company and Gould each represent to the other that (i) the execution, delivery and performance of this letter agreement by it has been duly authorized by all necessary corporate action and (ii) this letter agreement has been duly executed and delivered by it, and assuming the authorization, execution and delivery by the other party, constitutes the valid and binding obligation of such party.

     (c) This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby, and supersedes any and all prior agreements between Gould and the Company, including an Agreement dated April 3, 1990. This Agreement may be amended only by an agreement in writing executed by the parties hereto.

     (d) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     (e) For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

     (f) All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally by telecopy (except for legal process) or sent by registered mail, postage prepaid, if to:

          The Company:

               James A. Randall, President and
               Chief Executive Officer
               BFS Bankorp, Inc.
               110 William Street
               New York, New York 10038
               Telecopy: (212) 227-9639

          Copy to:

               John J. Gorman, Esquire
               Muldoon, Murphy & Faucette
               5101 Wisconsin Avenue, NW
               Washington, DC 20016
               Telecopy: (202) 363-5068

          Investors:

               Fredric H. Gould
               Gould Investors, L.P.
               60 Cutter Mill Road
               Great Neck, New York 11021
               Telecopy: (516) 466-3132

          Copy to:

               Simeon Brinberg
               Senior Vice President
               Gould Investors, L.P.
               60 Cutter Mill Road
               Great Neck, New York 11021
               Telecopy: (516) 466-3132

     (g) From and after the termination of this Agreement, the covenants of the parties set forth herein shall be of no further force or effect and the parties shall be under no further obligation with respect thereto.

     (h) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

     (i) As used herein, the terms "affiliate" and "associate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act and the term "person" shall mean any individual, partnership, corporation, trust or other entity. Beneficial ownership shall be determined in accordance with Securities and Exchange Commission Rule 13d-3 under the Exchange Act, except as otherwise provided herein.

     (j) The term acting in concert shall have the meaning set forth in 12 C.F.R. Part 574, as in effect on the date hereof.

     (k) Any party to this Agreement that successfully brings an action to enforce any provision of this Agreement shall be reimbursed by the other party to this Agreement as to the reasonable costs and expenses of bringing such action.

     (l) Each party to this Agreement shall pay its own expenses incurred in connection with this Agreement.

     IN WITNESS WHEREOF, the Company and the Gould have caused this Agreement to be duly executed, all as of the day and year first above written.

                                         BFS Bankorp, Inc.



                                         By:  /s/ James A. Randall
                                            -----------------------------------
                                              James A. Randall
                                              President and Chief
                                              Executive Officer

                                         Gould Investors, L.P.


                                         By:  Georgetown Partners, Inc.
                                              Managing General Partner


/s/ Fredric H. Gould                        By:  /s/ Fredric H. Gould
-------------------------------             -----------------------------------
Fredric H. Gould                              Fredric H. Gould
                                              President


                  The Board of Directors of BFS Bankorp, Inc.
                             and Banker's Federal,
              For Purposes of Section 1 and 4 of this Agreement,
             Execute this Agreement in Their Individual Capacities


/s/ James A. Randall
-------------------------------          --------------------------------------
James A. Randall                         Eldon C. Hanes


/s/ Todd M. Poland                       /s/ Fredric H. Gould
-------------------------------          --------------------------------------
Todd M. Poland                           Fredric H. Gould


                                         /s/ Gerard A. Perri
                                         --------------------------------------
                                         Gerard A. Perri


                                         /s/  Jane Maas
-------------------------------          --------------------------------------
Raymond A. Lein                          Jane Maas

                                  $1,650,000


                               BFS BANKORP, INC.

               ADJUSTABLE RATE NON-CONVERTIBLE SENIOR DEBENTURE
                               DUE APRIL 3, 1996


     BFS Bankorp, Inc., a corporation organized and existing under the laws of the State of Delaware, promises to pay to Gould Investors L.P. or registered assigns, the principal sum of 1,650,000 dollars on April 3, 1996.

Interest Payment Dates:  July 15, October 15, January 15 and April 15


Record Dates:            June 30, November 30, December 31 and March 31

Additional terms of this Debenture are continued on the reverse side hereof and the provisions set forth on such reverse side shall have the same effect as if set forth here.


                                         BFS BANKORP, INC.



Dated:                                   By:  __________________________________


____________________________
Secretary                                                                 (SEAL)

                               BFS BANKORP, INC.

               ADJUSTABLE RATE NON-CONVERTIBLE SENIOR DEBENTURE
                               DUE APRIL 3, 1996


     1. Interest. BFS Bankorp, Inc., a Delaware corporation (the "Company"), promises to pay interest on the principal amount of this Debenture as it accrues from the date of issuance for each monthly period. Each monthly period shall commence on the first day of each month, except as to the monthly period during which the Debenture is issued (in which event interest shall accrue beginning with the date of issuance for such month), and shall end on and include the day preceding the first day of the next month, at a rate per annum on the principal amount of this Debenture equal to the Applicable Rate (as defined below). Interest on the Debenture shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance of the Debenture. The Company shall pay interest, to the extent permitted by law (including post-petition interest in any proceeding under any Bankruptcy Law), on overdue installments of interest, and on overdue princpal, at the Default Rate (as defined below). Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

     The Applicable Rate shall be that rate which is equal to the sum of (i) the Prime Rate, as quoted in the Wall Street Journal (the "Prime Rate") and (ii) 2%. The Default Rate shall be that rate which is equal the sum of (i) the Prime Rate and (ii) 5%. The Applicable Rate, or the Default Rate, if applicable, shall be calculated as of the first business day of each monthly period, except as to the monthly period during which the Debenture is initially issued, in which event, the Applicable Rate shall be calculated as of the date of issuance.

     2. Method of Payment. The Company shall pay interest on this Debenture to the person who is the registered holder of this Debenture at the close of business on the Record Date next preceding the Interest Payment Date. Unless earlier redeemed, the Company shall pay the principal amount of this Debenture on April 3, 1996. The holder must surrender this Debenture to a Paying Agent to collect payments of principal and premium. Payments of interest may be mailed to the holder's registered address. The Company shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company, however, may pay principal, premium, if any, and interest by its check payable in such money. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest on the amount payable on such payment dates shall accrue for the intervening period.

     3. Paying Agent and Registrar. The Company or any of its Subsidiaries or Affiliates will act as paying agent and registrar.

     4. Transfer and Exchange. The Debenture cannot be transferred without the consent of the Company, except to an affiliate of Gould Investors L.P.

     5. Convertibility. Except as provided in the 1993 Agreement, dated as of April 3, 1993, between Gould Investors L.P., Fredric H. Gould and the Company, this Debenture is not convertible into Common Stock or any other securities of the Company. The number of shares into which this Debenture may be converted and the conversion price applicable thereto, as set forth in the 1993 Agreement, shall be adjusted proportionate to any stock split, stock dividend or other reclassification relating to the Company's Common Stock.

     6.   Event of Default.  The following shall constitute an Event of Default:
(i) the failure to pay the interest due on or within 15 days of any applicable Interest Payment Date, or (ii) the failure to pay the principal in full, plus any accrued interest thereon, on or within 15 days of the maturity date (April 3, 1996). Upon an Event of Default, the holder of this Debenture shall have the right to declare, in writing to the Company, the entire principal amount of the Debenture due and payable. The right herein provided to accelerate the maturity of this Debenture upon the occurrence of an Event of Default shall be exclusive of any other right that the holder of this Debenture may have upon an Event of Default.

     7. Persons Deemed Owners. The registered holder of the Debenture may be treated as its owner for all purposes, and neither the Company nor any agent shall be affected by notice to the contrary.

     8. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Paying Agent shall pay the money back to the Company at its request. After that, the Debentureholder entitled to the money must look to the Company for payment unless an abandoned property law designates another person and all liability of the Paying Agent with respect to such money shall cease.

     9. Discharge Prior to Redemption or Maturity. If within one year of the stated maturity of the Debenture the Company deposits with earnest money or U.S. Government Obligations sufficient to pay principal of, premium, if any, and accrued interest an the Debenture to redemption or maturity, the Company shall be discharged from the Debenture.

     10. Amendments, Supplements, and Waivers. Subject to certain exceptions, the Debenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding Debenture, and any existing default may be waived with the consent of the holders of a majority in principal amount of the then outstanding Debenture. Without the consent of any Debentureholder, the Debenture may be amended to cure any ambiguity, defect or inconsistency, to provide for the assumption of the obligations of the Company by a successor corporation, or to make any change that does not adversely affect the rights of the Debentureholder, except certain changes that adversely affect rights of any holders of Senior Indebtedness.

     11. Standing of Debenture. The indebtedness evidenced by this Debenture shall stand pari passu in right or payment with other indebtedness of the
            ---- -----
Company, unless otherwise provided in such instrument creating any such other indebtedness, whether now existing or hereafter created or incurred, provided that no debt senior to the indebtedness shall be issued without the consent of the holder.

     12. This Debenture may be redeemed at any time by the Company by the payment of the principal amount plus accrued interest up to any redemption date.

     13. No Recourse Against Others. A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debenture or for any claim based on, in respect of or by reason of such obligations or their creation. The Debentureholder by acceptance hereof waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debenture.

     THIS NOTE IS NOT A DEPOSIT ON ACCOUNT, IS NOT FEDERALLY INSURED, AND IS NOT GUARANTEED BY BFS BANKORP, INC. OR BY THE FEDERAL GOVERNMENT.

                                       4